MG Fixed Income Fund 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Alcoa Inc.	Conoco	Dupont
Underwriters	JPMorgan, Salomon Smith Barney, CSFB, BofA, BancOne, Commerzbank, DB AB, Mellon Financial Mkts., Tokyo Mitsubishi Int'l PLC

CSFB, Salomon Smith Barney,

BofA, Bank of Tokyo, Bayerische Hypothekenbank, Blaylock &

Partners, Chase, Commerzbank,

Credit Lyonnais, Goldman,

Greenwich Natwest, Lehman,

Merrill, MSDW, SG Cowen,

Suntrust

CSFB, MSDW, Blaylock & Partners, Chase, DBSI, Goldman, JPMorgan, Salomon Smith Barney, Warburg Dillon Read, Williams Capital Group
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	AA 7.375%, 8/1/10	Conoco 6.35%, 4/15/09	Dupont 6.875%, 10/15/09
Is the affiliate a manager or co-manager of offering?	co-manager	no	co-manager
Name of underwriter or dealer from which purchased	JPMorgan	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/17/00	4/15/99	10/31/99

Total dollar amount of offering sold to QIBs	$ 1,000,000,000	$ -	$ -
Total dollar amount of any concurrent public offering	$ -	$ 750,000,000	$ 1,000,000,000
Total	$ 1,000,000,000	$ 750,000,000	$ 1,000,000,000

Public offering price	$ 99.20	$ 100.00	$ 98.71
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.35%	0.40%	0.30%
Rating	A1/A+	A3/A-	Aa3/AA-
Current yield	7.43%	6.35%	6.97%

Total par value purchased	$ 10,000,000	n/a	n/a
$ amount of purchase	$ 10,000,000	n/a	n/a

% of offering purchased by fund	1.00%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total	1.00%	n/a	n/a